Exhibit 10.4

TAX RECEIVABLE AGREEMENT

by and among

GORES HOLDINGS, INC.,

HOSTESS CDM CO-INVEST, LLC,

CDM HOSTESS CLASS C, LLC,

AP HOSTESS HOLDINGS, L.P.

and

C. DEAN METROPOULOS

Dated as of [●], 2016

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ARTICLE VII. MISCELLANEOUS		25

7.1	Notices	25

7.2	Counterparts	26

7.3	Entire Agreement; Third Party Beneficiaries	26

7.4	Severability	26

7.5	Successors; Assignment; Amendments; Waivers	26

7.6	Titles and Subtitles	27

7.7	Governing Law	27

7.8	Consent to Jurisdiction; Waiver of Jury Trial	27

7.9	Reconciliation	28

7.10	Withholding	28

7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	29

7.12	Confidentiality	30

7.13	Change in Law	30

7.14	Independent Nature of Holders’ Rights and Obligations	30

7.15	Hostess Agreements	31

Exhibit A            Form of Joinder

Schedule 1          Participation Percentages

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This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2016 and effective upon the consummation of the Contribution and Purchase and the AP Hostess Holdings Merger (each as defined below), is hereby entered into by and among Gores Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), Hostess CDM Co-Invest, LLC, a Delaware limited liability company (“Hostess CDM Co-Invest”), CDM Hostess Class C, LLC, a Delaware limited liability company (“CDM Hostess”, and together with Hostess CDM Co-Invest, the “CDM Entity Holders”), AP Hostess Holdings, L.P., a Delaware limited partnership (“AP Hostess LP”), C. Dean Metropoulos (“CDM”, together with the CDM Entity Holders and AP Hostess LP, the “Holders”, and together with the Corporate Taxpayer, the “Parties”).

RECITALS

WHEREAS, pursuant to the Second Amended and Restated Certificate of Incorporation of the Corporate Taxpayer, dated as of [●], 2016, the Corporate Taxpayer shall be authorized to issue, among other things, (a) Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (b) Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”);

WHEREAS, pursuant to the Fourth Amended and Restated Limited Partnership Agreement of Hostess Holdings, L.P., a Delaware limited partnership (“Hostess Holdings”, and such agreement, the “Hostess Holdings A&R LPA”), the capitalization of Hostess Holdings will be revised to provide for (a) Class A limited partner partnership units (the “Class A LP Units”) and (b) Class B limited partner partnership units (the “Class B LP Units” and, together with the Class A LP Units, the “LP Units”);

WHEREAS, Hostess CDM Co-Invest owns all of the Class C membership interests in Hostess Holdings GP, LLC, a Delaware limited liability company (“Hostess GP”, and such interests, the “Class C GP Interests”);

WHEREAS, Hostess GP is the general partner of Hostess Holdings, L.P., a Delaware limited partnership (“Hostess Holdings”) and owns all of the general partner partnership interests in Hostess Holdings;

WHEREAS, pursuant to the Master Transaction Agreement, dated as of July 5, 2016, by and among the Corporate Taxpayer, Homer Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporate Taxpayer (“Merger Sub”), the Holders (other than CDM) and the other parties thereto (the “Master Transaction Agreement”), AP Hostess LP shall cause AP Hostess Holdings, Inc., a Delaware corporation (“AP Hostess Holdings”) to, and the Corporate Taxpayer and Merger Sub shall, enter into an agreement and plan of merger pursuant to which (a) Merger Sub will merge with and into AP Hostess Holdings, and AP Hostess Holdings will be the surviving entity (the “Stage One Merger”), and in connection with the Stage One Merger, (i) AP Hostess LP will cease to own any common stock of AP Hostess Holdings, (ii) AP Hostess LP will receive cash and shares of Class A Common Stock and (iii) AP Hostess Holdings will become a wholly-owned Subsidiary of the Corporate Taxpayer, and (b) immediately following the Stage One Merger, AP Hostess Holdings will merge with and into the Corporate Taxpayer, and the Corporate Taxpayer will be the surviving entity (the “Stage Two Merger” and together with the Stage One Merger, the “AP Hostess Holdings Merger”);

WHEREAS, pursuant to the Master Transaction Agreement, the Corporate Taxpayer and the CDM Entity Holders shall enter into a Contribution and Purchase Agreement, pursuant to which (a) the Corporate Taxpayer will purchase all of the Class A LP Units owned by Hostess CDM Co-Invest in exchange for cash, (b) the Corporate Taxpayer will purchase all of the Class A LP Units issued to CDM Hostess pursuant to the Management LLC Merger Agreement (as defined in the Master Transaction Agreement) in exchange for cash and (c) Hostess CDM Co-Invest will (i) contribute all of the Class C GP Interests to the Corporate Taxpayer in exchange for shares of Class B Common Stock and (ii) direct the Corporate Taxpayer to issue and deliver to CDM Hostess shares of Class B Common Stock (the “Contribution and Purchase”);

WHEREAS, pursuant to the Master Transaction Agreement, after the Effective Date, the Corporate Taxpayer may (a) issue to the CDM Entity Holders additional shares of Class B Common Stock and (b) cause Hostess Holdings to issue to the CDM Entity Holders additional Class B LP Units (together, the “Earn Out Interests”, and such issuance, the “Earn Out”);

WHEREAS, pursuant to the Executive Chairman Employment Agreement, dated as of July 5, 2016, by and between the Corporate Taxpayer and C. Dean Metropoulos (“CDM”) (the “CDM Employment Agreement”), CDM has the opportunity to receive, as compensation, additional shares of Class B Common Stock and additional Class B LP Units (together, the “2018 Earn Out Interests”), if certain conditions are met (the “2018 Earn Out”);

WHEREAS, following the Contribution and Purchase, the AP Hostess Holdings Merger and certain other transactions, (a) the CDM Entity Holders will hold all of the Class B LP Units and (b) the Corporate Taxpayer will hold (i) all of the membership interests in Hostess GP and (ii) all of the Class A LP Units;

WHEREAS, simultaneously with the Contribution and Purchase, in consideration of the Contribution and Purchase and certain other transactions, the Corporate Taxpayer and the CDM Entity Holders shall, and the Corporate Taxpayer shall cause Hostess GP to cause Hostess Holdings to, enter into an Exchange Agreement (the “Exchange Agreement”), pursuant to which each CDM Entity Holder (and, if the Exchange Agreement is amended as described in the following Recital, CDM) will be entitled to exchange its respective Class B Units (including any Earn Out Interests that are issued pursuant to the Earn Out) for, at the option of the Corporate Taxpayer, the number of shares of Class A Common Stock specified in the Exchange Agreement or the cash equivalent of such shares of Class A Common Stock, on the terms and conditions set forth therein (each, a “Post-Transaction Exchange”);

WHEREAS, pursuant to the CDM Employment Agreement, if 2018 Earn Out Interests are issued to CDM pursuant to the 2018 Earn Out, the Corporate Taxpayer shall amend the Exchange Agreement to make CDM a party thereto;

WHEREAS, (a) Hostess Holdings is classified as a partnership for U.S. federal and applicable state and local income tax purposes, and (b) the Corporate Taxpayer is classified as a corporation for U.S. federal and applicable state and local income tax purposes;

WHEREAS, it is intended that (a) the Contribution and Purchase and (b) any future Post-Transaction Exchange will each constitute a taxable sale of the LP Units and the Class C GP Interests (as applicable) pursuant to Section 1001 of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, it is intended that the issuance of the 2018 Earn Out Interests pursuant (if any) to the 2018 Earn Out will constitute compensation to CDM for services provided to the Corporate Taxpayer and its Subsidiaries for U.S. federal and applicable state and local income tax purposes;

WHEREAS, it is intended that the Stage One Merger and the Stage Two Merger, taken together, shall constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

WHEREAS, Hostess Holdings will have in effect an election under Section 754 of the Code (and any corresponding provisions of state or local Tax Law), for each Taxable Year (as defined below) of Hostess Holdings, which election is intended generally to result in an adjustment under Sections 734(b) and 743(b) of the Code (including a substituted basis transaction described in Treasury Regulations Section 1.755-1(b)(5)) to the tax basis of the assets owned by Hostess Holdings (solely with respect to the Corporate Taxpayer) with respect to each Exchange, by reason of the Exchange and the receipt of certain payments under this Agreement;

WHEREAS, the income, gain, loss, deduction and other Tax (as defined below) items of the Corporate Taxpayer and its wholly owned Subsidiaries (as defined below) may be affected by (a) the Basis Adjustments (as defined below) and (b) the Imputed Interest (as defined below); and

WHEREAS, the Parties desire to make certain arrangements with respect to the effect of the Basis Adjustments and the Imputed Interest on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1        Definitions.    As used in this Agreement, the terms set forth in this ARTICLE I have the following meanings.

“2018 Earn Out” has the meaning set forth in the Recitals.

“2018 Earn Out Interests” has the meaning set forth in the Recitals.

“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, (b) a Member of the Immediate Family of such specified Person, and (c) any investment fund advised or managed by, or under common control or management with, such specified Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.2(b).

“AP Hostess LP” has the meaning set forth in the Preamble.

“AP Hostess LP Tax Adjustment Amount” has the meaning set forth in Section 3.8.

“AP Hostess LP Tax Adjustment Shares” has the meaning set forth in Section 3.8.

“AP Hostess Holdings” has the meaning set forth in the Recitals.

“AP Hostess Holdings Merger” has the meaning set forth in the Recitals.

“AP Hostess Holdings Merger Agreement” has the meaning set forth in the Recitals.

“Applicable Asset” means any asset that is, for U.S. federal income tax purposes, (a) depreciable or amortizable, (b) stock of a corporation or (c) land.

“Applicable Tax Basis” means, with respect to a Reference Asset (or portion thereof), at any time, (a) in respect of a Holder other than CDM, the portion of the tax basis of such Reference Asset (or portion thereof) that is attributable to Basis Adjustments attributable to TRA Payments made to such Holder (or its predecessors or successors) as of such time and (b) in respect of CDM, the portion of the tax basis of such Reference Asset (or portion thereof) that is attributable to an Exchange of 2018 Earn Out Interests (including Basis Adjustments attributable to TRA Payments made to CDM (or its predecessors or successors) in respect of the 2018 Earn Out Interests) as of such time.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the product of (a) the excess of (i) one hundred percent (100%) over (ii) the highest U.S. federal corporate income tax rate for such Taxable Year multiplied by (b) the sum, with respect to each state and local jurisdiction in which Hostess Holdings files Tax Returns, of the products of (i) the Corporate Taxpayer’s Tax apportionment rate(s) for such jurisdiction for such Taxable Year multiplied by (ii) the highest corporate Tax rate(s) for such jurisdiction for such Taxable Year.

“Basis Adjustment” means, in respect of a Holder, the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code and the Treasury Regulations thereunder (in situations where, as a result of one or more Exchanges, Hostess

Holdings becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations thereunder (including, in the case of the AP Hostess Holdings Merger, a substituted basis transaction described in Treasury Regulations Section 1.755-1(b)(5)) (in situations where, following an Exchange, Hostess Holdings remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable provisions of state and local Tax Law, as a result of (a) an Exchange by such Holder and (b) payments made to such Holder pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfers (and as if any such Pre-Exchange Transfers had not occurred). As required by Section 2.1(a), Hostess Holdings will ensure that an election under Section 754 of the Code is in effect for each Taxable Year of Hostess Holdings (until Hostess Holdings becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes).

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close.

“Capital Stock” means:

(a)        in the case of a corporation, corporate stock or shares;

(b)        in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)        in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)        any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CDM Entity Holders” has the meaning set forth in the Preamble.

“CDM Hostess” has the meaning set forth in the Preamble.

A “Change in Control” shall be deemed to have occurred upon:

(a)        the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporate Taxpayer’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to any Subsidiary of the Corporate Taxpayer; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into the Corporate Taxpayer of its wholly owned Subsidiaries or merger of such entities into one another or the Corporate Taxpayer will constitute a “Change in Control”;

(b)        the merger or consolidation of the Corporate Taxpayer with any other person, other than a merger or consolidation which would result in the Voting Securities of the Corporate Taxpayer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50.1% of the total voting power represented by the Voting Securities of the Corporate Taxpayer or such surviving entity outstanding immediately after such merger or consolidation;

(c)        the liquidation or dissolution of the Corporate Taxpayer; or

(d)        the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporate Taxpayer or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) of more than 50.1% of the aggregate voting power of the Voting Securities of the Corporate Taxpayer.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Common Stock Market Value” means, for any day, the average of the high price and the low price of a share of Class A Common Stock for such day; provided, that if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the independent members of the Board shall determine the fair market value of a share of Class A Common Stock for such day in good faith.

“Class A LP Units” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class B LP Units” has the meaning set forth in the Recitals.

“Class C GP Interests” has the meaning set forth in the Recitals.

“Code” has the meaning set forth in the Recitals.

“Contribution and Purchase” has the meaning set forth in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Group” means any of the Corporate Taxpayer and its Subsidiaries.

“Corporate Taxpayer Return” means the U.S. federal, state or local Tax Return, as applicable, of the Corporate Taxpayer or any wholly owned Subsidiary of the Corporate

Taxpayer (or any Tax Return filed for a consolidated, affiliated, combined or unitary group of which the Corporate Taxpayer or any wholly owned Subsidiary of the Corporate Taxpayer is a member) filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit (Shared)” means, for a Taxable Year, in respect of a Holder, the cumulative amount of Realized Tax Benefits (Shared) in respect of such Holder for all Taxable Years or portions thereof of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, Hostess Holdings and its Subsidiaries, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments (Shared) for the same period. The Realized Tax Benefit (Shared) and Realized Tax Detriment (Shared) in respect of such Holder for each Taxable Year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit (Shared) in respect of such Holder is being calculated with respect to a portion of a Taxable Year, then calculations of the Cumulative Net Realized Tax Benefit (Shared) in respect of such Holder (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books and the Taxable Year had closed on the relevant date.

“Cumulative Net Realized Tax Benefit (Not Shared)” means, for a Taxable Year, in respect of a Holder, the cumulative amount of Realized Tax Benefits (Not Shared) in respect of such Holder for all Taxable Years or portions thereof of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, Hostess Holdings and its Subsidiaries, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments (Not Shared) for the same period. The Realized Tax Benefit (Not Shared) and Realized Tax Detriment (Not Shared) in respect of such Holder for each Taxable Year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit (Not Shared) in respect of such Holder is being calculated with respect to a portion of a Taxable Year, then calculations of the Cumulative Net Realized Tax Benefit (Not Shared) in respect of such Holder (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books and the Taxable Year had closed on the relevant date.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provisions of state and local Tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Earn Out” has the meaning set forth in the Recitals.

“Earn Out Interests” has the meaning set forth in the Recitals.

“Exchange” means an acquisition or purchase, as determined for U.S. federal income tax purposes (including pursuant to a “disguised sale of a partnership interest” under Section 707 of the Code), of Interests by the Corporate Taxpayer from a Holder (including a permitted assignee under Section 7.5 who is a party by reason of a joinder) pursuant to (a) the Contribution and Purchase, (b) a Post-Transaction Exchange or (c) the AP Hostess Holdings Merger. Any reference in this Agreement to Interests “Exchanged” is intended to denote Interests that are the subject of an Exchange.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Expert” has the meaning set forth in Section 7.9.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body or official of the United States or any state, or similar governing entity, in the United States or in a foreign jurisdiction.

“Holders” has the meaning set forth in the Preamble.

“Holders’ Representative” means Hostess CDM Co-Invest or its designee; provided, that when CDM and the CDM Entity Holders (or their assignees) no longer have any rights to TRA Payments, AP Hostess LP or its designee shall be the Holders’ Representative.

“Hostess GP” has the meaning set forth in the Recitals.

“Hostess Agreements” means the Hostess Holdings A&R LPA and the Exchange Agreement.

“Hostess CDM Co-Invest” has the meaning set forth in the Preamble.

“Hostess Holdings” has the meaning set forth in the Recitals.

“Hostess Holdings A&R LPA” has the meaning set forth in the Recitals.

“Hypothetical Tax Liability (Not Shared)” means, in respect of a Holder, with respect to any Taxable Year, the liability for Taxes for such Taxable Year or portion thereof of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries and (c) without duplication, Hostess Holdings and its Subsidiaries, but only with respect to the Corporate Taxpayer’s pro rata shares of the Tax liability of Hostess Holdings and its Subsidiaries for such Taxable Year or portion thereof, in each case calculated using the same methods, elections, conventions and similar practices used in calculating the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries on the relevant Corporate Taxpayer Return, but (i) using the Unadjusted Tax Basis (Not Shared) of the Reference Assets in respect of such Holder (which, in the case of an actual or deemed disposition of a Reference Asset (or portion thereof), shall be the Unadjusted Tax Basis (Not Shared) of such Reference Asset (or portion thereof) as of immediately before such disposition), (ii) excluding any deduction attributable to Imputed Interest in respect of such Holder for the Taxable Year, (iii) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of the portion of the Basis Adjustment resulting from payments made to such Holder (or its predecessors or successors) under this Agreement or the Imputed Interest with respect to such Holder and (iv) for purposes of determining the liability for state and local Taxes for a Taxable Year, the combined tax rate for state and local Taxes shall be the Assumed State and Local Tax Rate for such Taxable Year. If a Hypothetical Tax Liability (Not Shared) is being calculated with respect to a portion of a Taxable Year, then calculations of the Hypothetical Tax Liability (Not Shared) (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the Corporate Taxpayer and its Subsidiaries and the Taxable Year had closed on the relevant date. For purposes of calculating the Hypothetical Tax Liability (Not Shared), a disposition of an interest in Hostess Holdings shall be treated as a disposition of the portion of the assets of Hostess Holdings (or its Subsidiaries) to which such interest relates.

“Hypothetical Tax Liability (Shared)” means with respect to any Taxable Year, the liability for Taxes for such Taxable Year or portion thereof of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries and (c) without duplication, Hostess Holdings and its Subsidiaries, but only with respect to the Corporate Taxpayer’s pro rata shares of the Tax liability of Hostess Holdings and its Subsidiaries for such Taxable Year or portion thereof, in each case calculated using the same methods, elections, conventions and similar practices used in calculating the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries on the relevant Corporate Taxpayer Return, but (i) using the Unadjusted Tax Basis (Shared) of the Reference Assets (which, in the case of an actual or deemed disposition of a Reference Asset (or portion thereof), shall be the Unadjusted Tax Basis (Shared) of such Reference Asset (or portion thereof) as of immediately before such disposition), (ii) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of the Basis Adjustment with respect to all Holders (other than the portion of such Basis Adjustment resulting from payments made under this Agreement) and (iii) for purposes of determining the liability for state and local Taxes for a Taxable Year, the combined tax rate for state and local Taxes shall be the Assumed State and Local Tax Rate for such Taxable Year. If a Hypothetical Tax Liability (Shared) is being calculated with respect to a portion of a Taxable Year, then calculations of the Hypothetical Tax Liability (Shared) (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the Corporate Taxpayer and its Subsidiaries and the Taxable Year had closed on the relevant date. For purposes of calculating the Hypothetical Tax Liability (Shared), a disposition of an interest in Hostess Holdings shall be treated as a disposition of the portion of the assets of Hostess Holdings (or its Subsidiaries) to which such interest relates.

“Imputed Interest” means, in respect of a Holder, any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provisions of state and local tax Law with respect to the Corporate Taxpayer’s payment obligations in respect of such Holder under this Agreement.

“Interest” means LP Units and Class C GP Interests.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the Internal Revenue Service.

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, rule or regulation of any Governmental Entity applicable to such Person as of the date hereof.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“LP Units” has the meaning set forth in the Recitals.

“Master Transaction Agreement” has the meaning set forth in the Recitals.

“Maximum Cash Amount” has the meaning set forth in Section 3.8.

“Maximum Rate” has the meaning set forth in Section 3.6.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in clause (a) above as beneficiaries.

“Merger Sub” has the meaning set forth in the Recitals.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.2(a).

“Participation Percentage” means, with respect to a Holder, the number set forth on Schedule 1 next to such Holder’s name; provided, that the Corporate Taxpayer shall equitably adjust the Holders’ Participation Percentages from time to time to reflect permitted transfer of rights hereunder and waivers and elections pursuant to clauses (A) and (B) of Section 4.1(b).

“Parties” has the meaning set forth in the Preamble.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Post-Transaction Exchange” has the meaning set forth in the Recitals.

“Pre-Exchange Transfer” means, with respect to an Interest, any transfer (including upon the death of a Holder), (a) that occurs prior to an Exchange of such Interest and (b) to which Section 743(b) of the Code applies.

“Realized Tax Benefit (Not Shared)” means, in respect of a Holder (other than AP Hostess LP or its successor transferees or assignees pursuant to Section 7.5(a), except to the extent that any such Person is a successor transferee or assignee of another Holder pursuant to Section 7.5(a)), for a Taxable Year (or portion thereof), the excess, if any, of the Hypothetical Tax Liability (Not Shared) in respect of such Holder for such Taxable Year (or portion thereof) over the actual liability for Taxes for such Taxable Year (or portion thereof) of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, Hostess Holdings and its Subsidiaries, but only with respect to the Corporate Taxpayer and its wholly owned Subsidiaries’ pro rata shares of the Tax liability of Hostess Holdings and its Subsidiaries for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit (Not Shared) in respect of such Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Benefit (Shared)” means, in respect of a Holder, for a Taxable Year (or portion thereof), the product of (a) such Holder’s Participation Percentage as of such Taxable Year (or portion thereof) multiplied by (b) the excess, if any, of the Hypothetical Tax Liability (Shared) for such Taxable Year (or portion thereof) over the actual liability for Taxes for such Taxable Year (or portion thereof) of (i) the Corporate Taxpayer, (ii) its wholly owned Subsidiaries, and (iii) without duplication, Hostess Holdings and its Subsidiaries, but only with respect to the Corporate Taxpayer and its wholly owned Subsidiaries’ pro rata shares of the Tax liability of Hostess Holdings and its Subsidiaries for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit (Shared) in respect of such Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Detriment (Not Shared)” means, in respect of a Holder (other than AP Hostess LP or its successor transferees or assignees pursuant to Section 7.5(a), except to the extent that any such Person is a successor transferee or assignee of another Holder pursuant to Section 7.5(a)), for a Taxable Year (or portion thereof), the excess, if any, of the actual liability for Taxes for such Taxable Year (or portion thereof) of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, Hostess Holdings and its Subsidiaries, but only with respect to the Corporate Taxpayer and its wholly owned Subsidiaries’ pro rata shares of the Tax liability of Hostess Holdings and its Subsidiaries for such Taxable Year (or portion thereof) over the Hypothetical Tax Liability (Not Shared) in respect of such Holder for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment (Not Shared) in respect of such Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Detriment (Shared)” means, in respect of a Holder, for a Taxable Year (or portion thereof), the product of (a) such Holder’s Participation Percentage as of such Taxable Year (or portion thereof) multiplied by (b) the excess, if any, of the actual liability for Taxes for such Taxable Year (or portion thereof) of (i) the Corporate Taxpayer, (ii) its wholly owned Subsidiaries, and (iii) without duplication, Hostess Holdings and its Subsidiaries, but only with respect to the Corporate Taxpayer and its wholly owned Subsidiaries’ pro rata shares of the Tax liability of Hostess Holdings and its Subsidiaries for such Taxable Year (or portion thereof) over the Hypothetical Tax Liability (Shared) in respect of such Holder for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment (Shared) in respect of such Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Benefit or Detriment” has the meaning set forth in Section 2.1(a).

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a).

“Reference Asset” means (a) with respect to any Exchange, an Applicable Asset that is held by Hostess Holdings or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of such Exchange and (b) any Applicable Asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Tax Benefit Schedule or (ii) the Early Termination Schedule, and, in each case, any amendments thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stage One Merger” has the meaning set forth in the Recitals.

“Stage Two Merger” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a).

“Tax Protection Period” means the period commencing on the date hereof and ending at such time as the CDM Entity Holders have, in the aggregate, disposed of ninety percent (90%) or more of their LP Units held immediately after the consummation of the Contribution and Purchase in one or more taxable transactions.

“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

“Taxable Year” means a “taxable year” (as defined in Section 441(b) of the Code (or comparable provisions of state or local Tax Law)) of the Corporate Taxpayer or any Subsidiary thereof, ending after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” means a Tax Benefit Payment and an Early Termination Payment.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unadjusted Tax Basis (Not Shared)” means, in respect of a Holder (other than AP Hostess LP or its successor transferees or assignees pursuant to Section 7.5(a), except to the extent that any such Person is a successor transferee or assignee of another Holder pursuant to Section 7.5(a)), with respect to a Reference Asset, at any time, (a) with respect to the portion of such Reference Asset that has been subject to a Basis Adjustment in respect of such Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from Hostess Holdings after the date hereof), the excess of (i) the Tax basis of such portion at such time over (ii) the Applicable Tax Basis in respect of such Holder of such portion at such time, and (b) with respect to the remaining portion of such Reference Asset, the Tax basis of such remaining portion at such time.

“Unadjusted Tax Basis (Shared)” means, with respect to a Reference Asset, at any time, (i) with respect to the portion of such Reference Asset that has been subject to a Basis Adjustment (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from Hostess Holdings after the date hereof), the aggregate Applicable Tax Basis in respect of all Holders of such portion at such time, and (ii) with respect to the remaining portion of such Reference Asset, the Tax basis of such remaining portion at such time.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date (or with respect to which the Tax Benefit Payment has not been determined and (subject to Sections 3.6 and 5.3) paid), the Corporate Taxpayer and its wholly owned Subsidiaries will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years in which such deductions would become available (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from post-Early Termination Date Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (b) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date), (c) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers, (d) any non-depreciable or non-amortizable Reference Asset will be disposed of on the later of (i) the fifteenth anniversary of the applicable Basis Adjustment or (ii) the Early Termination Date, for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided, that in the event of a Change in Control which includes a taxable sale of such Reference Asset (including the sale of equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Asset), such Reference Asset shall be deemed disposed of at the time of the Change in Control, (e) if, on the Early Termination Date, the Holder has (or is deemed to have) Interests that have not been Exchanged, then each such Interest shall be deemed to be Exchanged for the Class A Common

Stock Market Value on the Early Termination Date, and the Holder shall be deemed to receive the amount of cash the Holder would have been entitled to pursuant to this Agreement had the Interest actually been Exchanged on the Early Termination Date, determined using the Valuation Assumptions, (f) the Corporate Taxpayer will make a Tax Benefit Payment one hundred twenty-five (125) calendar days after the due date (taking into account automatic extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer (or its wholly owned Subsidiaries, as applicable) for each Taxable Year for which a Tax Benefit Payment would be due, (g) if, on the Early Termination Date, the Earn Out Interests (if any) have not yet been issued pursuant to the Earn Out solely because the Early Termination Date occurred prior to the date on which the Earn Out could potentially be paid under the Master Transaction Agreement, then the maximum number of Earn Out Interests permitted to be issued under the Master Transaction Agreement shall be deemed to be issued on the Early Termination Date immediately before the deemed Exchange described in clause (e) above and (h) if, on the Early Termination Date, the 2018 Earn Out Interests (if any) have not yet been issued pursuant the 2018 Earn Out solely because the Early Termination Date occurred prior to the date on which the 2018 Earn Out could potentially be paid under the CDM Employment Agreement, then the maximum number of 2018 Earn Out Interests permitted to be issued under the CDM Employment Agreement shall be deemed to be issued on the Early Termination Date immediately before the deemed Exchange described in clause (e) above.

“Voting Securities” means any securities of the Corporate Taxpayer which are entitled to vote generally in matters submitted for a vote of the Corporate Taxpayer’s stockholders or generally in the election of the Board.

1.2        Terms Generally.   In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)        the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)        words importing any gender shall include other genders;

(c)        words importing the singular only shall include the plural and vice versa;

(d)        the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e)        the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)        references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g)        references to the “Corporate Taxpayer Group” are references to members of the Corporate Taxpayer Group individually and collectively;

(h)        references to any Person include the successors and permitted assigns of such Person;

(i)         the use of the words “or,” “either” and “any” shall not be exclusive;

(j)         wherever a conflict exists between this Agreement and any other agreement between the Parties, this Agreement shall control but solely to the extent of such conflict;

(k)        references to “$” or “dollars” means the lawful currency of the United States of America;

(l)         references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(m)       references to any law, statute, regulation or other government rule is to it as amended, consolidated, replaced, supplemented or interpreted from time to time and, as applicable, is to corresponding provisions of successor laws, statutes regulations or other government rules; and

(n)        the Parties have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties that this Agreement shall be construed as if drafted collectively by the Parties, and that no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II.

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

2.1        Tax Benefit Schedule.

(a)        Tax Benefit Schedule.   Within ninety (90) calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer (or its wholly owned Subsidiaries, as applicable) for any Taxable Year in which there is a Realized Tax Benefit (Shared), Realized Tax Benefit (Not Shared), Realized Tax Detriment (Shared) or Realized Tax Detriment (Not Shared) (collectively, a “Realized Tax Benefit or Detriment”), the Corporate Taxpayer shall provide to the Holders’ Representative a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Detriment in respect of each Holder for such Taxable Year and any Tax Benefit Payment in respect of the Holders (a “Tax Benefit Schedule”). The Tax Benefit Schedules provided by the Corporate Taxpayer will become final as provided in Section 2.2(a) and shall be amended as provided in Section 2.2(b). Notwithstanding anything to the contrary, the Corporate Taxpayer shall cause Hostess GP to cause Hostess Holdings to ensure that an election under Section 754 of the Code is in effect for each Taxable Year of Hostess Holdings (until Hostess Holdings becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes).

(b)        Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries (and Hostess Holdings and its Subsidiaries, as applicable and without duplication) for such Taxable Year (or portion thereof) attributable to the Basis Adjustments and the Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries (and Hostess Holdings and its Subsidiaries, as applicable and without duplication) will take into account any deduction of Imputed Interest. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax Law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. The Parties agree that (i) all Tax Benefit Payments to the Holders (other than amounts accounted for as interest under the Code) with respect to the Tax Basis (other than the Applicable Tax Basis) of the Reference Assets will be shared among the Holders in proportion to their Participation Percentages, (ii) all Tax Benefit Payments to CDM or the CDM Entity Holders (other than amounts accounted for as interest under the Code) will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments in respect of CDM or such CDM Entity Holder to the Reference Assets for the Corporate Taxpayer or its wholly owned Subsidiaries, as applicable, in the Taxable Year of payment, and (iii) as a result, such additional Basis Adjustments in respect of CDM or such CDM Entity Holder will be incorporated into the calculations with respect to the Taxable Year of payment and future Taxable Years, as appropriate.

2.2        Procedure; Amendments.

(a)        Procedure. Every time the Corporate Taxpayer delivers to the Holders’ Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), including any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also allow the Holders’ Representative reasonable access, at the Corporate Taxpayer’s sole cost, to the appropriate representatives, as determined by the Corporate Taxpayer, at the Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns in connection with a review of such Schedule. Without limiting the application of the preceding sentence, the Corporate Taxpayer shall, upon request, deliver to the Holders’ Representative work papers providing reasonable detail regarding the computation of such Tax Benefit Schedule. An applicable Tax Benefit Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on the Holders’ Representative and each Holder and its Affiliates thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Holders’ Representative the applicable Schedule or amendment thereto unless (i) the Holders’ Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the Holders’ Representative material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax Law (an “Objection Notice”) or (ii) the Holders’ Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Holders’ Representative are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Holders’ Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”).

(b)        Amended Schedule.    The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Holders’ Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement, (iv) to reflect a change in the Realized Tax Benefit or Detriment in respect of a Holder for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Detriment in respect of a Holder for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

2.3        Consistency with Tax Returns.   Notwithstanding anything to the contrary herein, all calculations and determinations hereunder, including Basis Adjustments, the Schedules, and the determination of the Realized Tax Benefit or Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

ARTICLE III.

TAX BENEFIT PAYMENTS

3.1        Payments.

(a)        Payments.   Except as provided in Sections 3.6 and 5.3, and subject to Section 3.3, within five (5) Business Days after all the Tax Benefit Schedules with respect to the Taxable Year delivered to the Holders pursuant to this Agreement become final in accordance with ARTICLE II, the Corporate Taxpayer shall pay or cause to be paid to each Holder for such Taxable Year such Holder’s Tax Benefit Payment (if any) determined pursuant to Section 3.1(b). Subject to Section 3.8, each such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the Holders’ Representative to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the Holders’ Representative.

(b)        A “Tax Benefit Payment” in respect of a Holder for a Taxable Year means an aggregate amount, not less than zero, which the Corporate Taxpayer is required to pay or cause to be paid pursuant to Section 3.1, equal to the sum of the Net Tax Benefit and the Interest Amount in respect of such Holder. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest for U.S. federal and applicable state and local Tax purposes but instead shall be treated as additional consideration for the acquisition of

Interests in Exchanges, unless otherwise required by Law, as reasonably determined by the Corporate Taxpayer. The “Net Tax Benefit” in respect of such Holder for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the sum of (A) the Cumulative Net Realized Tax Benefit (Shared) in respect of such Holder and (B) the Cumulative Net Realized Tax Benefit (Not Shared) in respect of such Holder, in each case as of the end of such Taxable Year (or portion thereof) over (ii) the total amount of payments previously made under this Section 3.1 in respect of such Holder (excluding payments of Interest Amounts).

(c)        The “Interest Amount” in respect of such Holder for a Taxable Year (or portion thereof) shall equal the interest on the Net Tax Benefit in respect of such Holder with respect to such Taxable Year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for such Taxable Year until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange on an individual basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

3.2        Duplicative Payments.   It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement, subject to ARTICLE IV and Section 7.13, will result in 85% of the Cumulative Net Realized Tax Benefit (Shared) and Cumulative Net Realized Tax Benefit (Not Shared) (but calculated by taking into account all Exchanges by all Holders as of any time) as of any determination date being paid to the Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized. For the avoidance of doubt, interest shall not accrue under more than one provision of this Agreement for any specific period of time.

3.3        Pro Rata Payments; Coordination of Benefits.

(a)        Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate tax benefit of the Corporate Taxpayer’s, and/or its wholly owned Subsidiaries’, as applicable, deductions within Net Tax Benefit (including the Basis Adjustments and Imputed Interest under this Agreement) is limited in a particular Taxable Year because the Corporate Taxpayer and/or its wholly owned Subsidiaries, as applicable, does or do not have sufficient taxable income or other limitations to utilize the tax benefits within Net Tax Benefit (including the Basis Adjustments or Imputed Interest), the Net Tax Benefit shall be allocated among all Holders eligible for payments hereunder in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such party if the Corporate Taxpayer and, as applicable, its wholly owned Subsidiaries, had sufficient taxable income so that there were no such limitation (or such other limitations did not apply).

(b)        After taking into account Section 3.3(a), if the Corporate Taxpayer defers a Tax Benefit Payment in respect of a particular Taxable Year pursuant to Section 5.3, then the Parties agree that no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full. If, as a result of the deferral described in the foregoing sentence, the Tax Benefit Payments are to be partially but not fully satisfied with respect to a Taxable Year, such Tax Benefit Payments shall be made in the same proportion as the Tax Benefit Payments that would have been paid to the Holders if the Corporate Taxpayer were to satisfy its obligation in full.

3.4        No Return of Payments.    Notwithstanding anything to the contrary in this Agreement, the Holders shall not be required to return any previously made TRA Payment or any other payment hereunder.

3.5        Stock and Stockholders of the Corporate Taxpayer.   TRA Payments and any other payments hereunder are not conditioned on the Holders holding any stock of the Corporate Taxpayer (or any successor thereto).

3.6        Interest Amount Limitation.   Notwithstanding anything herein to the contrary, if at any time the applicable Agreed Rate or Default Rate shall exceed the maximum lawful interest rate that may be contracted for, charged, taken, received or reserved in accordance with applicable Law (the “Maximum Rate”), the Agreed Rate and Default Rate (as applicable) shall be limited to the Maximum Rate; provided, that any amounts unpaid as a result of such limitation (other than with respect to an Early Termination Payment) shall be paid (together with interest calculated at the Agreed Rate or the Default Rate (as applicable) with respect to the period such amounts remained unpaid) on subsequent payment dates to the extent not exceeding the legal limitation.

3.7        Day Count Convention.   All computations using the Agreed Rate, Default Rate or Termination Rate shall use the “Actual/360” day count convention.

3.8        AP Hostess LP Tax Adjustment.  Notwithstanding anything to the contrary in this Agreement, in the event that any payment of cash under this Agreement or the Master Transaction Agreement to AP Hostess LP or its successors or assignees would cause the cumulative amount treated as paid in cash for U.S. federal income tax purposes to AP Hostess LP or its successors or assignees pursuant to this Agreement and the Master Transaction Agreement to exceed 60% of an amount equal to (a) the fair market value of shares of Class A Common Stock to be issued to AP Hostess LP or its successors or assignees (determined by using the average of the high and low trading price on the date that AP Hostess LP became entitled to such payment), plus (b) the cumulative amount of cash paid to AP Hostess LP or its successors or assignees pursuant to this Agreement and the Master Transaction Agreement (the “Maximum Cash Amount”), then such excess cash amount (the “AP Hostess LP Tax Adjustment Amount”) shall instead be paid to AP Hostess LP or its successors or assignees in the form of a number of shares of Class A Common Stock equal to (i) the AP Hostess LP Tax Adjustment Amount divided by (ii) the Class A Common Stock Market Value (the “AP Hostess LP Tax Adjustment Shares”); provided, that such excess cash amount shall be further adjusted so as to not exceed the Maximum Cash Amount taking into account the Class A Common Stock Market Value on the date that AP Hostess LP or its successors or assignees became entitled to such AP Hostess LP Tax Adjustment Shares.

ARTICLE IV.

TERMINATION

4.1        Early Termination, Change in Control and Breach of Agreement.

(a)        The Corporate Taxpayer may, with the prior written consent of a majority of the disinterested members of the Board, terminate this Agreement with respect to all amounts payable to all of the Holders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to such Holders an Early Termination Payment; provided, however, that this Agreement shall terminate with respect to any such Holder only upon the payment of such Early Termination Payment to such Holder; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of an Early Termination Payment to a Holder, the Corporate Taxpayer shall not have any further payment obligations in respect of such Holder under this Agreement, other than for any Tax Benefit Payment (i) agreed to by the Corporate Taxpayer and such Holder as due and payable but unpaid as of the Early Termination Date, (ii) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iii) due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (i), (ii) and (iii) above are included in the calculation of the Early Termination Payment). If an Exchange occurs with respect to Interests with respect to which the Corporate Taxpayer has previously paid or cause to be paid to the applicable Holder an Early Termination Payment, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b)        In the event that there occurs a Change in Control or the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of Law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach, as applicable, to each Holder and shall include (i) each Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change in Control or breach (and the Corporate Taxpayer shall provide each Holder with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any Holder as due and payable but unpaid as of the date of such Change in Control or breach, as applicable, (iii) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iv) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Change in Control or breach, as applicable (except to the extent that the amounts described in clauses (ii), (iii) and (iv) above are included in the calculation of the amount described in clause (i) above). Notwithstanding the foregoing, (A) in the event of a Change in Control, each Holder may waive the acceleration of payments with respect to such

Holder hereunder pursuant to this Section 4.1(b), in which case, for each Taxable Year ending on or after the date of the Change in Control, all TRA Payments in respect of such Holder shall be calculated by applying clauses (a) and (b) of the definition of “Valuation Assumptions,” substituting in each case the term “the date of the Change of Control” for “the Early Termination Date”, and (B) in the event that the Corporate Taxpayer materially breaches this Agreement, each Holder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The Parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) calendar days of the date such payment is due (for the avoidance of doubt, taking into account Sections 3.6, 5.2 and 5.3).

4.2        Early Termination Notice.  If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1, the Corporate Taxpayer shall deliver to the Holders’ Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each Holder. The Early Termination Schedule will become final and binding with respect to the Holders’ Representative and each Holder and its Affiliates thirty (30) calendar days from the first date on which the Corporate Taxpayer sent the Holders’ Representative such Early Termination Schedule unless (a) the Holders’ Representative within thirty (30) calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the Holders’ Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Holders’ Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Holders’ Representative shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final with respect to all Holders in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

4.3        Payment upon Early Termination.

(a)        Within five (5) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay or cause to be paid to each Holder an amount equal to its Early Termination Payment. Subject to Section 3.8, such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the Holder or as otherwise agreed by the Corporate Taxpayer and the Holder.

(b)        An “Early Termination Payment” in respect of a Holder shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Holder under Section 3.1(a) beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

4.4        Termination as to CDM.   If CDM ceases to be entitled to receive any 2018 Earn Out Interests pursuant to the 2018 Earn Out (and he has not received any 2018 Earn Out Interests pursuant to the 2018 Earn Out), then this Agreement shall automatically terminate as to CDM with respect to his 2018 Earn Out Interests; provided, that for the avoidance of doubt, this Section 4.4 shall not affect CDM’s entitlement hereunder as a successor transferee or assignee of another Holder pursuant to Section 7.5(a).

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

5.1        Subordination.   Notwithstanding any other provision of this Agreement to the contrary, any TRA Payment (or portion thereof) required to be made to a Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer (and its wholly-owned Subsidiaries, if applicable) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Corporate Taxpayer (and its wholly-owned Subsidiaries, as applicable) that are not Senior Obligations.

5.2        Late Payments by the Corporate Taxpayer.   The amount of all or any portion of any TRA Payment not made to the Holders when due under the terms of this Agreement (taking into account any deferral under Section 5.3) shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

5.3        Payment Deferral.

(a)        Notwithstanding anything to the contrary provided herein, to the extent that, at the time any TRA Payment becomes due and payable hereunder, (i) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any outstanding or committed indebtedness for borrowed money to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness, or (ii) (A) the Corporate Taxpayer does not have the cash on hand to make such TRA Payment, and (B) the Corporate Taxpayer is not able to obtain cash from the Corporate Taxpayer Group to fund such TRA Payment because (1) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any such indebtedness, to make tax distributions or similar payments to the Corporate Taxpayer to allow it to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness or (2) the applicable member of the Corporate Taxpayer Group does not have the cash on hand to make the payment described in clause (1) above, then, in each case, upon prior notice to the Holders’ Representative, the Corporate Taxpayer shall be permitted to defer such TRA Payment until the condition described in clauses (i) or (ii) above is no longer applicable.

(b)        If the Corporate Taxpayer defers any TRA Payment (or portion thereof) pursuant to Section 5.3(a), such deferred amount shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the Payment Date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement.

ARTICLE VI.

CERTAIN COVENANTS

6.1        Participation in the Corporate Taxpayer’s and Hostess Holdings’ Tax Matters. Except as otherwise provided herein or in the Hostess Agreements, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, Hostess Holdings and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Holders’ Representative of, and keep the Holders’ Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and Hostess Holdings by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Holders and their Affiliates under this Agreement, and shall provide to the Holders’ Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, Hostess Holdings and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer shall not (and shall cause Hostess Holdings not to) take any action that is inconsistent with any provision of the Hostess Agreements.

6.2        Consistency.   The Corporate Taxpayer and each Holder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment and any Imputed Interest) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by Law based on written advice of an Advisory Firm.

6.3        Cooperation.   Each Holder shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, complying with any Tax Law, or contesting or defending any audit, examination or controversy with any Taxing Authority or other governmental authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the Holders for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

6.4        Future Indebtedness.   If the Corporate Taxpayer Group incur any indebtedness after the date hereof, the Corporate Taxpayer shall, and shall cause each other member of the Corporate Taxpayer Group to, use commercially reasonable efforts to ensure that such indebtedness does not prohibit, at any time in which no default or event of default thereunder has occurred and is continuing: (a) in the case of the Corporate Taxpayer, TRA Payments to be made in full when due, and (b) in the case of any other member of the Corporate Taxpayer Group, payments to be made directly or indirectly to the Corporate Taxpayer to enable the Corporate Taxpayer to make TRA Payments in full when due on terms and conditions at least as favorable to the Corporate Taxpayer as those as are then market (in the good faith determination of the Corporate Taxpayer) for indebtedness of such type. The Holders’ Representative may, in its sole discretion, waive the requirements of this Section 9.4, in whole or in part.

6.5        Tax Protection.   During the Tax Protection Period, the Corporate Taxpayer shall, and shall cause Hostess Holdings and its Subsidiaries to, use commercially reasonable efforts to ensure that any indebtedness of Hostess Holdings or any Subsidiary (other than any indebtedness that is held or guaranteed by a CDM Entity Holder) constitutes a Nonrecourse Liability.

ARTICLE VII.

MISCELLANEOUS

7.1        Notices.      Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Corporate Taxpayer, to:

[●]

with a required copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, California 94065

Attention:	Kyle C. Krpata
James R. Griffin
Fax:	(650) 802-3100

If to CDM or the CDM Entity Holders:

[●]

with a required copy (which shall not constitute notice) to:

[●]

 If to AP Hostess LP:

 [●]

 with a required copy (which shall not constitute notice) to:

 Morgan, Lewis & Bockius LLP

 101 Park Avenue

 New York, New York 10178

 Attention:  Robert G. Robison

     Andrew L. Milano

 Fax:           (212) 309-6001

             Any Party may change its address, fax number or e-mail by giving the other Party written notice of its new address or fax number in the manner set forth above.

7.2        Counterparts.  This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart of such document signed by the other parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

7.3        Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.5        Successors; Assignment; Amendments; Waivers.

(a)      A Holder is permitted to transfer any of its rights only upon execution and delivery by the transferee of a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, in which the transferee agrees to become a “Holder” for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)        No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Holders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)        All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement and provided that, for the avoidance of doubt, if a Change in Control has occurred and an Early Termination Payment is required to be made then the Corporate Taxpayer’s payment obligations shall be determined taking into account the provisions of ARTICLE IV).

7.6        Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.7        Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.8        Consent to Jurisdiction; Waiver of Jury Trial.  Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or the Court of Chancery of the State of Delaware does not have jurisdiction, in which case the Superior Court of the State of Delaware) for the purposes of any legal proceeding arising out of this Agreement, and agrees to commence any such legal proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such legal proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding out of this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.9        Reconciliation.    In the event that the Corporate Taxpayer and the Holders’ Representative are unable to resolve a disagreement with respect to the matters governed by ARTICLE II or ARTICLE IV within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such Parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless the Corporate Taxpayer and the Holders’ Representative agree otherwise), the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Holders’ Representative or their Affiliates or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of the end of the thirty (30) calendar-day period set forth in Sections 2.1 or 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.9 shall not restrict the ability of the Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by the Corporate Taxpayer and the Holders (on a pro rata basis based on relative proportion of all Early Termination Payments under this Agreement, measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) assuming for such purpose the Early Termination Date is the date the Reconciliation Dispute is resolved) participating in the Reconciliation Dispute. The Corporate Taxpayer may withhold payments under this Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the Holders’ Representative and/or its Affiliates, as applicable, participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.

7.10      Withholding.  The Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law, provided, that, (a) the Corporate Taxpayer shall use commercially reasonable efforts to notify any applicable Holder of its intent to withhold at least ten (10) Business Days prior to withholding such amounts and (b) except with respect to any withholding obligation resulting from any change in Law arising on or after the date hereof, the Corporate Taxpayer shall not withhold on account of U.S. federal income Taxes with respect to an applicable Holder that provides (i) a properly prepared and executed certificate of non-foreign status under Treasury Regulations Section 1.1445-2(b)(2) and (ii) an IRS Form W-9 claiming a complete exemption from backup withholding.

To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Holder.

7.11    Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)        If the Corporate Taxpayer and its wholly owned Subsidiaries are or become members of a combined, consolidated, affiliated or unitary group that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Law, then: (i) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (ii) TRA Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit (Shared), Cumulative Net Realized Tax Benefit (Not Shared), Realized Tax Benefit or Detriment and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole.

(b)        If any entity that is or may be obligated to make a TRA Payment, or any entity any portion of the income of which is included in the income of the Corporate Taxpayer’s consolidated, combined, affiliated or unitary group, directly or indirectly transfers (as determined for U.S. federal income tax purposes) one or more assets to a Person classified as a corporation for U.S. income tax purposes with which such entity does not file a consolidated income tax return pursuant to Section 1501 et seq. of the Code (or, for purposes of calculations relating to state or local taxes, a consolidated, combined or unitary income tax return under applicable state or local Law), such entity, for purposes of calculating the amount of any TRA Payment (e.g., calculating the gross income of the entity and, if applicable, determining the Realized Tax Benefit (Shared) or the Realized Tax Benefit (Not Shared) of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, increased by the amount of debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a contribution of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding). For the avoidance of doubt, a transaction treated for U.S. federal income tax purposes as a liquidation into the Corporate Taxpayer of one or more of its wholly owned Subsidiaries or merger of one or more of such entities into one another or the Corporate Taxpayer will not cause any such Persons to be treated as having disposed of any of its assets for purposes of this Section 7.11(b). In the event there occurs a transaction described in the preceding sentence, the Tax Benefit Payments and any other amounts due under this Agreement shall be calculated without regard to such transaction.

7.12    Confidentiality. Each Holder and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and agrees that, until the date that is three (3) years after the termination of this Agreement in respect of such Holder (or assignee), such Holder (or assignee) shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, learned by the Holder heretofore or hereafter, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement. This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Holder in violation of this Agreement) or is generally known to the business community, (b) any information independently determined by a Holder or provided to a Holder by a third party on a non-confidential basis and (c) the disclosure of information to the extent necessary for the Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the Holders and each of their assignees (and each employee, representative or other agent of the Holders or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to the Corporate Taxpayer and its Affiliates, the Holder or its assignee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Holder or its assignee relating to such tax treatment and tax structure and any related tax strategies.

           If a Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or its Affiliates and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.13    Change in Law.    Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Holder (or its direct or indirect owners) to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to such Holder (or its direct or indirect owners), then at the election of such Holder and the receipt by such Holder of the written consent of the Corporate Taxpayer (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent specified by such Holder, this Agreement shall cease to have further effect with respect to such Holder.

7.14    Independent Nature of Holders’ Rights and Obligations.    The rights and obligations of each Holder are independent of the rights and obligations of any other Holder. No

Holder shall be responsible in any way for the performance of the obligations of any other Holder, nor shall any Holder have the right to enforce the rights or obligations of any other Holder. The obligations of each Holder are solely for the benefit of, and shall be enforceable solely by, the Corporate Taxpayer. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein or in any other agreement or document delivered at any closing (other than the Hostess Holdings A&R LPA and any joinder thereto), and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporate Taxpayer acknowledges that the Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

7.15    Hostess Agreements.  This Agreement shall be treated as part of the Hostess Agreements as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[Signature page follows]

           IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

Gores Holdings, Inc.

By:
Name:
Title:

HOLDERS:

Hostess CDM Co-Invest, LLC

By:
Name:
Title:

CDM Hostess Class C, LLC

By:
Name:
Title:

AP Hostess Holdings, L.P.

By:
Name:
Title:

C. Dean Metropoulos

By:

[Signature Page to Tax Receivable Agreement]

EXHIBIT A

Form of Joinder to the Tax Receivable Agreement

           This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [●], by and among Gores Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”), and [●] (the “Permitted Transferee”).

           WHEREAS, on [●], the Permitted Transferee acquired (the “Acquisition”) from [●] (the “Transferor”) the right to receive any and all payments that may become due and payable to the Transferor under the Tax Receivable Agreement (as defined below) with respect to Interests that have been Exchanged or may in the future be Exchanged (the “Applicable Interests”); and WHEREAS, the Transferor, in connection with the Acquisition, has required the Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement, dated as of [●], 2016, by and between the Corporate Taxpayer, the Holders (as defined therein) (the “Tax Receivable Agreement”).

           NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Permitted Transferee hereby agrees as follows:

           Section 1.1.     Definitions.    To the extent capitalized words used in this Joinder are not defined in this Joinder, such words have the respective meanings set forth in the Tax Receivable Agreement.

           Section 1.2.      Joinder.    The Permitted Transferee hereby acknowledges and agrees to become a “Holder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement with respect to the Applicable Interests.

           Section 1.3.      Notice.    Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to the Permitted Transferee shall be delivered or sent to the Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

           Section 1.4.      Governing Law.    This Joinder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

1

           IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first above written.

CORPORATE TAXPAYER:

Gores Holdings, Inc.

By:
Name:
Title:

PERMITTED TRANSFEREE:

[●]

By:
Name:
Title:

[Signature Page to Joinder to Tax Receivable Agreement]

SCHEDULE 1

Participation Percentages

Holder	Participation Percentage
Hostess CDM Co-Invest	47.50%
CDM Hostess	5.00%
AP Hostess LP	47.50%
CDM	0.00%